PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated November 16, 2017)	Registration Statement No. 333-221595

GLOBAL MEDIUM-TERM NOTES, SERIES F
GLOBAL UNITS, SERIES F
GLOBAL WARRANTS, SERIES F

We, Morgan Stanley, may offer from time to time global medium-term notes, either alone or as part of a unit. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

•	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

•	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

•	The notes will be either senior or subordinated.

•	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

•	The notes will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The pricing supplement may also specify that the notes will have additional terms, including the following:

•	The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

•	Payments on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above.

•	The notes may be either callable by us or puttable by you.

We may also offer from time to time global units. Units may include notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof. Each warrant issued as part of a unit will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property, (2) currencies, (3) commodities (in the case of purchase contracts only), (4) any other property or (5) any combination of the above. The specific terms of any units we offer will be included in the applicable pricing supplement.

We may also offer from time to time global warrants alone and not as part of a unit. The warrants, when issued alone and not as part of a unit, will entitle you either to purchase or sell (1) securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property, (2) currencies, (3) any other property or (4) any combination of the above. The specific terms of any warrants we offer will be included in the applicable pricing supplement.

Investing in the notes, units or warrants involves risks.
See “Risk Factors” beginning on page 7 of the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. LLC, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent. The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

Morgan Stanley & Co. LLC may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 16, 2017

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

Summary

The following summary describes the notes, units and warrants we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

We, Morgan Stanley, may offer from time to time the medium-term notes, units and warrants described in this prospectus supplement. We will sell the notes, units and warrants primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes, units and warrants offered under this prospectus supplement as our “Series F medium-term notes,” our “Series F units” and our “Series F warrants,” respectively. We refer to the offering of the Series F medium-term notes, the Series F units and the Series F warrants as our “Series F program.”

General terms of the notes

•     The notes will pay interest, if any, on the dates specified in the applicable pricing supplement.

•     The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

•     The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

•     The notes will be either senior or subordinated.

•     The notes may be either callable by us or puttable by you.

•     The notes may be optionally or mandatorily exchangeable for securities of an entity that is affiliated or not affiliated with us, for a basket or index of those securities or for the cash value of those securities.

•     Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, levels of rates or indices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above.

•     We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

•     The notes may be issued either alone or as a part of a unit with any combination of other securities.

•     We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

•     The notes will be held in global form by The Depository Trust Company, unless we specify otherwise in the applicable pricing supplement.

•     The notes will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

General terms of units

•     Units may include notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof.

•     Warrants included in units will entitle or require you to

       purchase from us or sell to us:

o     securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

o     currencies;

o     any other property; or

o     any combination of the above.

The applicable pricing supplement will explain how we or, if specified, you may satisfy any obligations under the warrants through the delivery of the underlying securities or currencies or, in the case of underlying securities, the cash value of the underlying securities.

•     Purchase contracts included in units will require you to purchase or sell:

o     securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities, any other property;

o     currencies;

o     commodities;

o     any other property; or

o     any combination of the above.

A purchase contract issued as part of a unit may be either prepaid or paid at settlement. The applicable pricing supplement will explain the methods by which you may purchase or sell the specified securities, currencies or commodities at the settlement of the purchase contract and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.

•     The applicable pricing supplement will indicate whether and under what circumstances securities included in a unit may be separated from the other securities comprised by that unit.

General terms of warrants

•     Warrants, when issued alone and not as part of a unit, will entitle you to purchase from us or sell to us:

o     securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

o     currencies;

o     any other property; or

o     any combination of the above.

•     The applicable pricing supplement will explain how we may satisfy any obligations under the warrants through the delivery of the underlying securities or currencies or, in the case of underlying securities, the cash value of the underlying securities.

Forms of securities	The securities that we offer under our Series F program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, or by certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities—The Depositary” in the accompanying prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.
How to reach us	You may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

Description of Notes

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus. If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the accompanying prospectus and in this prospectus supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	Senior Debt Indenture (“Description of Debt Securities—Indentures”)

•	senior indebtedness (“Description of Debt Securities—Subordination Provisions”)

•	Subordinated Debt Indenture (“Description of Debt Securities—Indentures”)

General Terms of Notes

We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series F medium-term notes issued under each indenture, together with our Series G and Series H global medium-term notes, referred to below under “Plan of Distribution (Conflicts of Interest),” will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series F medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Ranking. Notes issued under the Senior Debt Indenture will be our unsecured indebtedness and will:

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing or future liabilities of our subsidiaries.

As of September 30, 2017, we had approximately $181.3 billion of senior long-term borrowings. The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.

Notes issued under the Subordinated Debt Indenture will rank on a parity with all of our other subordinated indebtedness and, together with all of our other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See “Description of Debt Securities—Subordination Provisions” in the accompanying prospectus. At September 30, 2017, we had approximately $10.3 billion of subordinated long-term borrowings that will rank on a parity with notes issued under the Subordinated Debt Indenture.

Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series F medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	whether the notes are senior or subordinated;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	whether interest will be payable in cash or payable in kind;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•	whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices or any other property, or any combination of the above;

•	the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities affiliated or not affiliated with us, or for the cash value of any of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

•	whether the notes are renewable notes;

•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•	whether the notes will be listed on any stock exchange;

•	whether the notes will be issued in book-entry or certificated form;

•	if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the notes.

Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or

(b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, a day that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking S.A.

“Depositary” means The Depository Trust Company, New York, New York.

“Euroclear” means Euroclear Bank SA/NV.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

For any definitive registered note, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable. For any global registered note, the “record date” for any interest payment date is the date one business day prior to such interest payment date; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single platform and which was launched on November 19, 2007 is open for the settlement of payment in euro.

References in this prospectus supplement to “U.S. dollars,” or “U.S.$” or “$” are to the currency of the United States of America. References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes only in fully registered form, either as book-entry notes or as certificated notes. We may issue the notes either alone or as part of a unit. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Book-Entry Notes. For notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Forms of Securities—The Depositary” in the accompanying prospectus. The Depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.

Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

Denominations. We will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000, unless otherwise specified in the applicable pricing supplement; or

•	for notes denominated in a specified currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus, on the business day immediately preceding the date of issuance.

New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Redemption and Repurchase of the Notes

Optional Redemption by Morgan Stanley. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity or will indicate the terms of our option to redeem the notes.

Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Debt Securities” in the accompanying prospectus. The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Notes Denominated in a Foreign Currency

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

•	The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

•	The participant must notify the Depositary of the beneficial owner’s election on or prior to the seventh business day prior to the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•	The Depositary will notify the paying agent of the beneficial owner’s election on or prior to the fifth business day prior to the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day prior to the applicable record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

•	at least five business days prior to the applicable record date, for payment of interest; or

•	at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

•	by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. Our affiliate Morgan Stanley & Co. International plc, in its capacity as exchange rate agent, or a different exchange rate agent identified in the applicable pricing supplement, will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency. We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus.

Discount Notes

Some notes may be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield. We refer to these notes as “discount notes.” See the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Discount Notes” below. In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

•	its issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain notes may be issued at a discount, but not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See the discussion under “United States Federal Taxation” in the accompanying prospectus and “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Discount Notes” below. See the applicable pricing supplement for any special considerations applicable to these notes.

Renewable Notes

We may also issue variable rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be book-entry floating rate notes. The general terms of the renewable notes are described below.

Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the “initial maturity date.” On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder’s note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

Holder’s Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

Redemption of Notes at Company’s Option. We have the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, we will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

Remarketing of Notes. We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	the securities of an entity affiliated or not affiliated with us;

•	a basket of those securities;

•	an index or indices of those securities; or

•	any combination of, or the cash value of, any of the above.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange. The applicable pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, the Depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

•	an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•	a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities affiliated or not affiliated with us, baskets of those securities or indices of those securities or any other property, or any combination of the above. These notes may include other terms, which will be specified in the applicable pricing supplement.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “specified currency”;

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	U.S. federal income tax considerations.

The specified currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the specified currency.

Description of Units

Investors should carefully read the general terms and provisions of our units in “Description of Units” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in “Description of Units” in the accompanying prospectus. If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the accompanying prospectus and in “Description of Notes” in this prospectus supplement. If a warrant is offered as part of a unit, investors should also review the information in “Description of Warrants” in this prospectus supplement and the accompanying prospectus. If a purchase contract is offered as part of a unit, investors should also review the information in “Description of Purchase Contracts” in the accompanying prospectus.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	purchase contract (“Description of Purchase Contracts”)

•	purchase contract property (“Description of Purchase Contracts”)

•	Unit Agreement (“Description of Units”)

•	Unit Agreement Without Holders’ Obligations (“Description of Units”)

•	warrant (“Description of Warrants—Offered Warrants”)

•	warrant agent (“Description of Warrants—Significant Provisions of the Warrant Agreements”)

•	warrant property (“Description of Warrants—Offered Warrants”)

Further Information on Units

Terms Specified in Pricing Supplement. We may issue from time to time units that may include one or more notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof.

The applicable pricing supplement will describe:

•	the designation and the terms of the units and of the notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof, included in those units, including whether and under what circumstances those notes, warrants, purchase contracts, debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley or other property, or any combination thereof, may be separately traded;

•	any additional terms of the Unit Agreement or the Unit Agreement Without Holders’ Obligations; and

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the notes, warrants, purchase contracts , debt obligations or other securities of an entity affiliated or not affiliated with Morgan Stanley and other property constituting those units.

Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

Warrants included in units will entitle or require you to purchase from us or sell to us:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	any other property; or

•	any combination of the above.

Purchase contracts included in units will require you to purchase or sell:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	commodities;

•	any other property; or

•	any combination of the above.

Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, the holder may:

•	present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

•	register the transfer of the units; and

•	exchange the units, except that book-entry units will be exchangeable only in the manner and to the extent set forth under “Forms of Securities—Global Securities” in the accompanying prospectus.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of units is The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as unit agent, acting through its corporate trust office at 101 Barclay Street, New York, New York 10286. The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most units in U.S. dollars, some units may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on units that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Units

Book-Entry System. For each issuance of units in book-entry form, we will issue a single registered global unit representing the entire issue of units. Each registered global unit representing book-entry units, and each global security included in that unit, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. You may not exchange certificated units for book-entry units or interests in book-entry units. In addition, except as described in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry units or interests in book-entry units for certificated units.

Special Requirements for Exercise of Rights for Global Units. If a book-entry unit represented by a registered global unit:

•	includes a warrant entitling the holder to exercise the warrant to purchase or sell warrant property,

•	includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

•	otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the Depositary’s nominee will be the only entity that can exercise those rights.

In order to ensure that the Depositary’s nominee will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

A further description of the Depositary’s procedures for registered global securities representing book-entry securities, including registered global units and the other registered global securities included in the registered global units, is set forth in the accompanying prospectus under “Forms of Securities—The Depositary.” The Depositary has confirmed to us, the unit agent, the collateral agent, the paying agent, the warrant agent and each trustee that it intends to follow those procedures.

Description of Warrants

Investors should carefully read the general terms and provisions of our warrants in “Description of Warrants” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of warrants and may modify or replace any of the information in this section and in “Description of Warrants” in the accompanying prospectus. The Series F warrants will be issued either alone or as part of a unit.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

•	warrant (“Description of Warrants—Offered Warrants”)

•	warrant agent (“Description of Warrants—Significant Provisions of the Warrant Agreement”)

•	warrant property (“Description of Warrants—Offered Warrants”)

Further Information on Warrants

The applicable pricing supplement will contain, where applicable, the following terms of, and other information relating to, warrants issued alone:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency with which the warrants may be purchased;

•	whether the warrants will be issued in definitive or global form;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are put warrants or call warrants and any conditions or restrictions on the exercise of the warrants;

•	the specific warrant property, and the amount or the method for determining the amount of the warrant property, purchasable or saleable upon exercise of each warrant;

•	the price at which and the currency with which the underlying securities, currencies or other property may be purchased or sold upon the exercise of each warrant, or the method of determining that price;

•	whether the exercise price may be paid in cash and the method of exercising the warrants;

•	whether the exercise of the warrants is to be settled in cash or by delivery of the underlying securities, other property or combination thereof;

•	the applicable U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants, if other than as described below, and of any other depositaries, execution or paying agents, transfer agents, registrars, determination, or other agents;

•	the proposed listing, if any, of the warrants on any securities exchange; and

•	any other terms of the warrants.

Warrants will be issued only in fully registered form, in denominations of whole warrants only, with purchase prices as indicated in the applicable pricing supplement.

Warrants will entitle you to purchase from us or sell to us:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any other property;

•	currencies;

•	any other property; or

•	any combination of the above.

Payments on Warrants. At the office of the warrant agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, the holder may:

•	present the warrants for payment or delivery of warrant property;

•	register the transfer of the warrants; and

•	exchange the warrants, except that book-entry warrants will be exchangeable only in the manner and to the extent set forth under “Forms of Securities—Global Securities” in the accompanying prospectus.

On the date of this prospectus supplement, the agent for the payment, transfer and exchange of warrants is The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as warrant agent, acting through its corporate trust office at 101 Barclay Street, New York, New York 10286. The holder will not pay a service charge for any registration of transfer or exchange of the warrants, except for any tax or other governmental charge that may be imposed.

Although we anticipate making payments in respect of any cash settled warrant property on most warrants in U.S. dollars, some warrants may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay any amounts in respect of any cash settled warrant property that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a warrant payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Warrants

Book-Entry System. For each issuance of warrants in book-entry form, we will issue a single registered global warrant representing the entire issue of warrants. Each registered global warrant representing book-entry warrants, and each global security included in that warrant, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. You may not exchange certificated warrants for book-entry warrants or interests in book-entry warrants. In addition, except as described in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange book-entry warrants or interests in book-entry warrants for certificated warrants.

Special Requirements for Exercise of Rights for Global Warrants. If a book-entry warrant represented by a registered global warrant entitles the holder to exercise the warrant to purchase or sell warrant property, then the Depositary’s nominee will be the only entity that can exercise those rights.

In order to ensure that the Depositary’s nominee will timely exercise a right conferred by a warrant, the beneficial owner of that warrant must instruct the broker or other direct or indirect participant through which it holds an interest in that warrant to notify the Depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a warrant in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

A further description of the Depositary’s procedures for registered global securities representing book-entry securities, including registered global warrants is set forth in the accompanying prospectus under “Forms of Securities—The Depositary.” The Depositary has confirmed to us and the warrant agent that it intends to follow those procedures.

Series F Notes, Series F Units and Series F Warrants Offered on a Global Basis

If we offer any of the securities under our Series F Program on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in the accompanying prospectus under “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis. The additional provisions in the accompanying prospectus described under “Securities Offered on a Global Basis Through the Depositary—Tax Redemption” and “—Payment of Additional Amounts” will apply to securities offered on a global basis only if we so specify in the applicable pricing supplement.

United States Federal Taxation

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the notes, units and warrants. This discussion applies only to initial investors in the notes, units and warrants who:

•	purchase the notes, units or warrants at the “issue price,” which will equal the first price at which a substantial amount of the notes, units or warrants is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	hold the notes, units or warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note, unit or warrant is equal to its stated issue price indicated in the applicable pricing supplement.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the notes, units or warrants as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of a note, unit or warrant to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a note, unit or warrant relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or retirement of a note, unit or warrant. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer of Underlying Shares is or becomes a PFIC or USRPHC.

This summary also does not address the U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares (whether or not the issuer of the Underlying Shares is treated as a PFIC or USRPHC) received by a holder upon the maturity (or acceleration), exchange or exercise of a note, unit or warrant. You should consult your tax adviser regarding the potential U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares received upon the maturity (or acceleration), exchange or exercise of a note, unit or warrant. In addition, this summary does not address consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of notes, units or warrants should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes, units or warrants offered thereunder.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a note, unit or warrant that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes

This section discusses only notes treated as debt instruments for U.S. federal income tax purposes. The U.S. federal tax consequences of an investment in notes that are not treated as debt instruments will be set forth in the applicable pricing supplement.

Payments of Stated Interest. Unless otherwise specified in the applicable pricing supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of interest paid with respect to discount notes, short-term notes, floating rate notes, foreign currency notes, foreign currency contingent payment notes and contingent payment notes are described under “—Discount Notes,” “—Short-Term Notes,” “—Floating Rate Notes,” “—Foreign Currency Notes,” “—Foreign Currency Contingent Payment Notes” and “—Contingent Payment Notes” below.

Discount Notes

General. A note (other than a short-term note, a contingent payment note or a foreign currency contingent payment note, all as defined below) that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with “original issue discount” for U.S. federal income tax purposes (and will be referred to in this discussion as a “discount note”) unless the note satisfies a de minimis threshold (as defined below). The “stated redemption price at maturity” of a note equals the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than in debt instruments of Morgan Stanley) at least annually during the entire term of the note. For a note that provides for interest only at a fixed rate payable at least annually, qualified stated interest is equal to the outstanding principal balance of the note multiplied by the single fixed rate of interest. Subject to the discussion below under “—Notes Subject to Early Redemption,” if a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated fixed rate generally is qualified stated interest and the excess, if any, is included in the stated redemption price at maturity for purposes of determining whether the note will be issued with original issue discount. See “—Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes. The amount of original issue discount is equal to the excess of the stated redemption price at maturity over the issue price.

A note will not be considered to have original issue discount if the difference between the note’s stated redemption price at maturity and its issue price is less than a de minimis amount, defined by applicable Treasury regulations as ¼ of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an installment obligation (as defined by applicable Treasury regulations), the weighted average maturity. The weighted average maturity is the sum of the following amounts determined for each payment under the note other than a payment of qualified stated interest: (i) the number of complete years from the issue date of the note until the payment is made, multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the note’s stated redemption price at maturity.

A U.S. Holder of discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes. U.S. Holders of discount notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Under this method, U.S. Holders of discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, original issue discount and de minimis original issue discount, as adjusted by any amortizable bond premium (as defined below)) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the Internal Revenue Service (the “IRS”).

Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar, are described under “—Foreign Currency Notes” below.

Notes Subject to Early Redemption. A note subject to redemption prior to maturity may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note (which may affect whether the note is treated as issued with original issue discount and, if so, the timing of accrual of the original issue discount). Under applicable Treasury regulations, we will generally be presumed to exercise an option to redeem a note if the exercise of the option will lower the yield on the note. Conversely, you will generally be presumed to exercise an option to require us to repurchase a note if the exercise of the option will increase the yield on the note. If such an option is not in fact exercised, the note will be treated, solely for purposes of calculating original issue discount, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s “adjusted issue price” on that date. A note’s “adjusted issue price” is defined as the sum of its issue price and the aggregate amount of previously accrued original issue discount, less any prior payments on the note other than payments of qualified stated interest.

Under these rules, if a note provides for a fixed rate of interest that increases over the term of the note, the note’s issue price is not below its stated principal amount and we have an option to redeem the note for an amount equal to the stated principal amount (plus accrued interest, if any) on or prior to the first date on which an increased rate of interest is in effect, the yield on the note will be lowered if we redeem the note before the initial increase in the interest rate, and therefore our redemption option will be treated as exercised. Since the note will therefore be treated as if it were redeemed and reissued prior to the initial increase in the interest rate, the note will not be treated as issued with original issue discount. If a note is not treated as issued with original issue discount and if, contrary to the presumption in the applicable Treasury regulations, we do not redeem the note before the initial increase in the interest rate, the same analysis will apply to all subsequent increases in the interest rate. This means that the note that is deemed reissued will be treated as redeemed prior to any subsequent increase in the interest rate, and therefore as issued without original issue discount. If such a deemed reissuance occurs when the remaining term of the note is one year or less, it is possible that the note would thereafter be treated as a short-term debt instrument. See “—Short-Term Notes” below.

Floating Rate Notes

General. Floating rate notes are subject to special rules whereby a floating rate note will qualify as a “variable rate debt instrument” if:

•	the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

•	it provides for stated interest, paid or compounded at least annually, at current values of:

o	one or more qualified floating rates,

o	a single fixed rate and one or more qualified floating rates,

o	a single objective rate, or

o	a single fixed rate and a single objective rate that is a qualified inverse floating rate,

each as defined in the applicable Treasury regulations; and

•	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

In general, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. For example, the commercial paper rate, the LIBOR rate and the CMT rate will generally be treated as qualified floating rates. In general, a variable rate is not a “qualified floating rate” if it is subject to (i) a restriction or restrictions on the maximum stated interest rate (a “cap”), (ii) a restriction or restrictions on the minimum stated interest rate (a “floor”), (iii) a restriction or restrictions on the amount of increase or decrease in the stated interest rate (a “governor”), or (iv) any other restrictions similar to (i), (ii) and (iii). Notwithstanding the preceding sentence, the following restrictions will not cause a variable rate to fail to be a “qualified floating rate”:

•	a cap, floor, or governor that is fixed throughout the term of the floating rate note;

•	a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly less than the expected yield determined without the cap;

•	a floor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more than the expected yield determined without the floor; or

•	a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more or significantly less than the expected yield determined without the governor.

In general, an “objective rate” is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula that is based on objective financial or economic information. A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Unless otherwise provided in the applicable pricing supplement, it is expected, and the discussion below assumes, that a floating rate note will qualify as a “variable rate debt instrument.” If a floating rate note with a term of more than one year (after taking into account the last possible day that the note could be outstanding under its terms) does not qualify as a “variable rate debt instrument,” then such a floating rate note will generally be treated as a “contingent payment debt instrument.” For a description of the treatment of “contingent payment debt instruments,” see the discussion under “—Contingent Payment Notes” below.

Floating Rate Notes that Provide for a Single Variable Rate. All stated interest on a floating rate note will constitute qualified stated interest and will be taxable accordingly (as described under “—Discount Notes—General” above) if:

•	the floating rate note provides for stated interest at a single variable rate throughout the term thereof; and

•	the stated interest on the floating rate note is unconditionally payable in cash or other property (other than debt instruments of Morgan Stanley) at least annually.

Thus, such a floating rate note will generally not be treated as issued with original issue discount unless the floating rate note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is equal to or greater than a specified de minimis amount, as defined above under “—Discount Notes—General.” For this purpose, and for purposes of the discussion below under “—Floating Rate Notes that Provide for Multiple Rates,” if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (which will be presumed to be the case if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (which will be presumed to be the case for two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.

If a floating rate note that provides for stated interest at a single variable rate is issued with original issue discount, as discussed above, equal to or greater than a specified de minimis amount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a floating rate note are determined under the rules applicable to fixed rate debt instruments, discussed under “—Discount Notes” above, by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

Floating Rate Notes that Provide for Multiple Rates. In general, a floating rate note that provides for (i) multiple floating rates or (ii) one or more floating rates in addition to a single fixed rate will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. A floating rate note must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the substitute qualified floating rate or qualified inverse floating rate, as appropriate, rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the floating rate note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument, and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument, as described under “—Discount Notes” above. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

Amortizable Bond Premium

If a U.S. Holder purchases a note (other than a contingent payment note or foreign currency contingent payment note, as defined below) for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the holder will be considered to have purchased the note with amortizable bond premium equal to such excess. Special rules may apply in the case of notes that are subject to optional redemption. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period. A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium previously amortized. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a holder makes a constant yield election (as described under “—Discount Notes” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid qualified stated interest. Amounts attributable to accrued but unpaid qualified stated interest are treated as interest as described under “—Payments of Stated Interest” above. A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note, and reduced by any principal payments received by the holder, by the amounts of any bond premium previously amortized by the holder and by the amounts of any other payments that do not constitute qualified stated interest.

Except as described below or as otherwise provided in the applicable pricing supplement, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income. See “—Short-Term Notes” below. In addition, other exceptions to this general rule apply in the case of certain foreign currency notes, foreign currency contingent payment notes and contingent payment notes. See the discussions under “—Foreign Currency Notes,” “—Foreign Currency Contingent Payment Notes” and “—Contingent Payment Notes” below.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its issue date will be treated as a “short-term note.” As described below, certain aspects of the tax treatment of short-term notes with certain features are uncertain. Holders of short-term notes should consult their tax advisers as to the U.S. federal tax consequences of the ownership and disposition of such short-term notes.

Tax Treatment Prior to Maturity of the Short-Term Notes. Under the applicable Treasury regulations, a short-term note will be treated as being issued at a discount, the amount of which will be equal to the excess of the sum of all payments on the short-term note (including all stated interest and the supplemental redemption amount, if any) over its issue price. No payments on a short-term note are treated as qualified stated interest.

A U.S. Holder who is a cash-method taxpayer generally will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so. A U.S. Holder who is a cash-method taxpayer and does not make such election should generally include the stated interest payments on the short-term notes, if any, as ordinary income upon receipt. Except in the case of stated interest payments, cash-method holders generally will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale, exchange or redemption, as described below.

A U.S. Holder who is an accrual-method taxpayer will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.

Tax Treatment at Maturity of the Short-Term Notes. Upon retirement of the short-term notes at maturity, any gain recognized will be treated as ordinary income.

Sale, Exchange or Redemption of the Short-Term Notes. Upon a sale, exchange or redemption of a short-term note, a U.S. Holder should recognize gain as ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) and not yet included in income. Any gain in excess of this amount will be treated as short-term capital gain. Any loss recognized will be treated as a capital loss.

Tax Treatment of Short-Term Notes that Provide for a Supplemental Redemption Amount that is Not Fixed as of the Issue Date. Except as specifically stated below, the tax treatment of short-term notes that provide for a supplemental redemption amount or other amount that is not fixed as of the issue date (“contingent short-term notes”) is the same as described above for short-term notes. As described below, certain aspects of the tax treatment of contingent short-term notes are uncertain. Unless otherwise provided in the applicable pricing supplement, due to the lack of governing authority regarding the proper method of accrual of discount on short-term debt instruments, our counsel is expected to be unable to opine regarding issues identified below as uncertain or unclear. Although accrual-method holders and cash-method holders that have elected to apply an accrual method of tax accounting to the short-term notes generally are required to accrue the discount on the short-term notes in income, in the case of contingent short-term notes, because the supplemental redemption amount with respect to the contingent short-term notes is uncertain, it is unclear how such accruals should be determined. Additionally, in the case of contingent short-term notes, it is unclear whether or to what extent gain from a sale, exchange or redemption prior to maturity should be treated as capital gain or ordinary income. U.S. Holders should consult their tax advisers regarding the proper treatment of an investment in contingent short-term notes.

Interest on Indebtedness Incurred to Purchase the Short-Term Notes. A cash-method U.S. Holder who does not elect to apply an accrual method of tax accounting to the short-term notes will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until the U.S. Holder includes the discount on the notes in income or disposes of the notes in a taxable transaction. As noted above, however, there is no authority regarding the proper method of accrual of discount on short-term debt instruments such as contingent short-term notes. It is therefore unclear how, if at all, the rules regarding deferral of interest deductions would apply to contingent short-term notes. U.S. Holders should consult their tax advisers regarding these deferral rules.

Foreign Currency Notes

General. The following discussion describes certain special rules applicable to a U.S. Holder of notes (i) that are denominated in a specified currency other than the U.S. dollar or (ii) the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.” For a description of the treatment of foreign currency notes that provide for contingent payments, see the discussion under “—Foreign Currency Contingent Payment Notes” below.

The rules applicable to notes that are denominated in a currency other than the U.S. dollar could require gain or loss realized upon the sale, exchange or other disposition (including retirement) of the notes that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss. The rules applicable to foreign currency notes are complex and their application may depend on the holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular U.S. federal income tax situation. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest on Foreign Currency Notes. A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition (including retirement) attributable to accrued qualified stated interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency. A cash-method holder who receives a payment of qualified stated interest in U.S. dollars should include the amount of this payment in income upon receipt. To the extent that a cash-method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.

In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. In addition to the interest income accrued as described above, the U.S. Holder will recognize foreign currency gain or loss as ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). A U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Original Issue Discount and Amortizable Bond Premium on Foreign Currency Notes. Original issue discount and amortizable bond premium (each as defined above) on a foreign currency note are to be determined in the relevant foreign currency. If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Foreign currency gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period as a return of principal that is treated in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below). Any foreign currency gain or loss will be ordinary income or loss as described below.

Tax Basis in Foreign Currency Notes. A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Sale, Exchange or Retirement of Foreign Currency Notes. Foreign currency gain or loss recognized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss that will not be treated as interest income or expense. The amount of foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the note, determined on the date the payment is received in exchange for the note or the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the note, determined on the date the U.S. Holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above. Foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note. Any gain or loss realized by a U.S. Holder in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in the holder’s income). If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement. A cash-method taxpayer who buys or sells a foreign currency note that is traded on an established market is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result with respect to such foreign currency from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual-method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Foreign Currency Contingent Payment Notes

General. The following discussion describes certain special rules applicable to a U.S. Holder of notes that (i) are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar and (ii) provide for contingent payments (such notes hereinafter referred to as “foreign currency contingent payment notes”). These notes will be subject to special rules that govern the tax treatment of foreign currency contingent payment notes under applicable Treasury regulations (the “foreign currency contingent debt regulations”).

Pursuant to the foreign currency contingent debt regulations, a U.S. Holder of a note will be required to accrue interest income on the note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the note) will be made in the denomination currency of the note. The foreign currency contingent payment debt regulations provide that the denomination currency of notes that have principal or interest payments denominated in, or determined by reference to, more than one currency is the currency with the greatest value determined by comparing the value of the noncontingent and projected payments denominated in, or determined by reference to, each currency on the issue date, discounted to present value and, if necessary, translated into U.S. dollars at the spot rate on the issue date.

The foreign currency contingent debt regulations provide that a U.S. Holder must accrue into income original issue discount for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the note. The amount of original issue discount that a U.S. Holder must accrue for each accrual period is determined in the denomination currency by applying the “noncontingent bond method” to the note in the denomination currency and equals the product of:

•	the adjusted issue price (as defined below) of the note in the denomination currency as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the note, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price, increased by any interest income previously accrued (determined without regard to any net positive or net negative adjustments as described below), and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the note, each determined in the denomination currency.

The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed rate debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the note, and (ii) a rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar were the denomination currency.

The foreign currency contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments in the denomination currency (the ‘‘projected payment schedule’’) on a note. This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the note for U.S. federal income tax purposes. The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the note.

Translation of Amounts Determined Under Noncontingent Bond Method. The accruals of interest computed with respect to a note in the denomination currency (adjusted by certain net positive or negative adjustments as described below) must be translated into U.S. dollars. The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year. A U.S. Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year). A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of a note receives actual payments with respect to such note that, in the aggregate, exceed the total amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the foreign currency contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account or, if earlier, the date of a sale, exchange or retirement of the note.

If a U.S. Holder receives in a taxable year actual payments with respect to a note that, in the aggregate, are less than the amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the foreign currency contingent debt regulations equal to the amount of such deficit. This net negative adjustment:

(i)	will first reduce interest on the note that otherwise would accrue in the denomination currency for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued but unpaid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate used to translate interest in the relevant prior taxable year);

(iii)	to the extent of any excess after applying (i) and (ii), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued and paid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired); and

(iv)	to the extent of any excess after applying (i), (ii) and (iii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a sale, exchange or retirement of the note (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange or Retirement of Foreign Currency Contingent Payment Notes. Generally, the sale, exchange or retirement of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between the amount realized on the sale, exchange or retirement and such holder’s adjusted tax basis in the note. As discussed above, to the extent a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized in the denomination currency on the sale, exchange or retirement of the note.

A U.S. Holder’s adjusted tax basis in a note will equal the U.S. dollar cost as of the day the U.S. Holder purchased the note, increased by the U.S. dollar value of the holder’s total interest accruals with respect to the note (determined without regard to any adjustments to interest accruals as described above), translated as described above, and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the note (translated into U.S. dollars).

The amount realized on the sale, exchange or unscheduled retirement of a note is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by the U.S. Holder, reduced by the amount of any net negative adjustment carryforward (translated into U.S. dollars). Any gain, other than foreign currency gain (as discussed below), will be treated as interest income. Any loss, other than foreign currency loss (as discussed below), will be treated as an ordinary loss to the extent of the excess of the holder’s total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and as a capital loss thereafter. If a U.S. Holder recognizes an ordinary loss upon a sale, exchange or retirement of a note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

For purposes of determining the amount realized at maturity of a note, the U.S. Holder will be deemed to receive the projected amount of any contingent payment due on that date, reduced by the amount of any net negative adjustment carryforward. The projected amount is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued. To the extent that the actual amount a U.S. Holder receives at the maturity of a note is greater or less than the projected amount, a U.S. Holder will incur a net positive adjustment or a net negative adjustment, which will be treated as described above under “—Adjustments to Interest Accruals on the Notes.” To the extent that there is any net negative adjustment carryforward as described above under “—Adjustments to Interest Accruals on the Notes,” it will reduce the amount realized on the note (translated into U.S. dollars at the spot rate on the issue date of the note).

Foreign Currency Gain or Loss on Foreign Currency Contingent Payment Notes. A U.S. Holder may recognize foreign currency gain or loss with respect to a note when the U.S. Holder receives payments on the note. The amount of foreign currency gain or loss attributable to payments of interest previously accrued on the note is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above. The amount of foreign currency gain or loss attributable to payments of principal is determined by translating the amount of principal received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal received into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired. For purposes of determining the amount of foreign currency gain or loss, the amount received (i) shall first be attributed to any net positive adjustment on the note that has not previously been taken into account and (ii) then to accrued but unpaid interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributed to the principal.

Upon a sale, exchange or unscheduled retirement of a note, a U.S. Holder would also recognize foreign currency gain or loss. Payments received upon such a sale, exchange or unscheduled retirement of a note shall first be applied against the principal of the note and then against accrued but unpaid interest (and treated, in each case, as described in the preceding paragraph).

The total amount of foreign currency gain or loss on a note is equal to the sum of the foreign currency gains or losses on principal and interest, calculated as described above. Any such foreign currency gain or loss will be treated as ordinary income or loss. Prospective purchasers should consult their tax advisers regarding these rules. If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency contingent payment note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a note become fixed. If one or more contingent payments on a note (determined in the denomination currency) become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule (determined in the denomination currency), using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

Contingent Payment Notes

General. Unless otherwise noted in the applicable pricing supplement, a note that has principal or interest determined by reference to commodities, securities or indices (such notes hereinafter referred to as “contingent payment notes”) will generally be treated as a “contingent payment debt instrument” for U.S. federal income tax purposes. As a result, the contingent payment notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments.

Pursuant to the contingent debt regulations, a U.S. Holder of a contingent payment note will be required to accrue interest income on the contingent payment note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. As a result, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the contingent payment note that equals the product of:

•	the adjusted issue price (as defined below) of the contingent payment note as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the contingent payment note, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the contingent payment note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a contingent payment note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the contingent payment note.

The term ‘‘comparable yield’’ as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the contingent payment notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the ‘‘projected payment schedule’’) on the contingent payment notes. This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the contingent payment notes for U.S. federal income tax purposes. They will not constitute a projection or representation by us regarding the actual amounts that will be paid on the contingent payment notes.

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of a contingent payment note receives actual payments with respect to such contingent payment note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net positive adjustment’’ under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the contingent payment note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a ‘‘net negative adjustment’’ under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment:

(i)	will first reduce the U.S. Holder’s interest income on the contingent payment note for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the contingent payment note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

(iii)	to the extent of any excess after applying (i) and (ii), will be carried forward as a negative adjustment to offset future interest income with respect to the contingent payment note or to reduce the amount realized on a sale, exchange or retirement of the contingent payment note.

With respect to non-corporate U.S. Holders, a net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Generally, the sale, exchange or retirement of a contingent payment note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a contingent payment note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received (the “amount realized”), from the sale, exchange or retirement of the contingent payment note and (b) the U.S. Holder’s adjusted tax basis in the contingent payment note. As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the contingent payment note.

For purposes of determining the amount realized on the scheduled retirement of a contingent payment note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity. As previously discussed, to the extent that actual payments with respect to the contingent payment notes during the year of the scheduled retirement are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in a contingent payment note generally will be equal to the U.S. Holder’s original purchase price for the contingent payment note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the contingent payment note (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of a contingent payment note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the contingent payment note, and thereafter capital loss (which will be long-term capital loss if the contingent payment note has been held for more than one year). The deductibility of capital losses is subject to limitations. If a U.S. Holder recognizes a loss upon a sale or other disposition of a contingent payment note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a contingent payment note become fixed. If one or more contingent payments on a contingent payment note become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a contingent payment note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the contingent payment note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the contingent payment note and the character of any gain or loss on the sale of the contingent payment note will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

Units

Under current U.S. federal income tax law, the U.S. federal income tax treatment of a unit is uncertain and will depend on the terms of the unit. Prospective purchasers of units should review the applicable pricing supplement and consult their tax advisers.

Warrants

General. Except as otherwise provided in the applicable pricing supplement, a warrant should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming the characterization of a warrant is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of a warrant prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in a warrant should equal the amount paid by the U.S. Holder to acquire the warrant.

Sale, Exchange, Lapse or Cash Settlement of a Warrant. Upon a sale or exchange of a warrant, or upon the lapse or cash settlement of a warrant, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between the amount realized, if any, on the sale, exchange, lapse or cash settlement and the U.S. Holder’s tax basis in the warrants sold, exchanged, lapsed or settled. Any gain or loss recognized upon sale, exchange, lapse or settlement of the warrants should generally be long-term capital gain or loss if the U.S. Holder has held the warrants for more than one year at such time, and short-term capital gain or loss otherwise.

Physical Settlement of a Warrant on a Gross Basis. A U.S. Holder should not recognize any gain or loss in respect of the receipt of the underlying property upon physical settlement of a warrant on a gross basis (i.e., the holder of the warrant exercises the warrant and pays the exercise price in cash). A U.S. Holder’s tax basis in the underlying property received upon physical settlement of a warrant on a gross basis should generally be equal to the U.S. Holder’s tax basis in the warrant plus the exercise price paid by the holder upon exercise of the warrant. The U.S. Holder’s holding period in the underlying property received upon settlement of a warrant on a gross basis begins the day after the date of receipt of the underlying property.

Physical Settlement of a Warrant on a Net Basis. The U.S. federal income tax consequences of the physical settlement of a warrant on a net basis (i.e., the holder of the warrant exercises the warrant and receives the underlying property, net of the exercise price) are uncertain. It is possible that the physical settlement of a warrant on a net basis will be treated in the same manner as the physical settlement of a warrant on a gross basis (as described above), except that the U.S. Holder’s tax basis in the underlying property received upon physical settlement of a warrant on a net basis should generally be equal to the U.S. Holder’s tax basis in the warrant. It is also possible that the physical settlement of a warrant on a net basis will be treated as a taxable exchange in which the U.S. Holder recognizes gain or loss upon settlement either in whole or in part. It is likely that the holding period in the underlying property received will be treated as commencing on the day after the warrant is physically settled, at least if the underlying property received is not a security issued by Morgan Stanley. Prospective purchasers of warrants that are physically settled on a net basis should review the applicable pricing supplement and consult their tax adviser regarding the U.S. federal income tax consequences of physical settlement of warrants on a net basis.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the notes, units or warrants and the payment of proceeds from a sale or other disposition of the notes, units or warrants, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the notes, units or warrants and the payment of proceeds from a sale or other disposition of the notes, units or warrants, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements

Applicable Treasury regulations require taxpayers that participate in certain “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria. Whether an investment in a note, unit or warrant constitutes a “reportable transaction” for any holder depends on the holder’s particular circumstances. Holders should consult their tax advisers concerning any possible disclosure obligation that they may have with respect to their investment in the notes, units or warrants and should be aware that we (or other participants in the transaction) may determine that the investor list maintenance requirement applies to the transaction and comply accordingly with this requirement.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, unit or warrant that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes, units or warrants is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, units or warrants.

Notes

This section discusses only notes treated as debt instruments for U.S. federal income tax purposes. The U.S. federal tax consequences of an investment in notes that are not treated as debt instruments will be set forth in the applicable pricing supplement.

Except as otherwise provided in the applicable pricing supplement, and subject to the discussion above concerning the possible application of Section 897 of the Code and the discussions below concerning Section 871(m) of the Code and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including original issue discount, if any) on a note, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;

•	if the note is linked to commodities, securities or other property (including indices of such property), such property is actively traded; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of that note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Units

Under current U.S. federal income tax law, the U.S. federal income tax treatment of a unit is uncertain and will depend on the terms of the unit. Prospective purchasers of units should review the applicable pricing supplement and consult their tax advisers.

Warrants

Subject to the discussion above concerning the possible application of Section 897 of the Code and the discussions below concerning Section 871(m) of the Code, backup withholding and FATCA, and except as otherwise provided in the applicable pricing supplement, a Non-U.S. Holder of the warrants will not be subject to U.S. federal income tax or withholding tax in respect of amounts paid to the Non-U.S. Holder.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, a note that is treated as a debt obligation for U.S. federal estate tax purposes will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been subject to U.S. federal withholding tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty or withholding under FATCA).

Contingent payment notes that are not treated as debt obligations may constitute U.S. situs property subject to U.S. federal estate tax. The U.S. federal estate tax treatment of units or warrants is also unclear.

Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes, units or warrants in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) impose a withholding tax of 30% (or lower treaty rate applicable to dividends) on certain “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Subject to the discussion below concerning notes, units or warrants issued before January 1, 2019, a note, unit or warrant linked to U.S. equities or indices that include U.S. equities (a “U.S. equity linked security”) will generally be subject to the Section 871(m) withholding regime if on the calculation date it (i) has a “delta” of 0.80 or higher with respect to the underlying U.S. equity or (ii) substantially replicates the economic performance of the underlying U.S. equity, as determined by a “substantial equivalence” test that, among other factors, takes into account the initial number of shares of the underlying U.S. equity needed to hedge the transaction fully. The tests described above are set forth in the regulations, and the applicable test will depend on the terms of the relevant U.S. equity linked securities. Under these rules, withholding may apply even where the relevant U.S. equity linked securities do not provide for any payment that is explicitly linked to a dividend. The regulations provide for certain exceptions to the withholding requirements, in particular for instruments linked to certain broad-based indices (a “qualified index”) that meet standards set forth in the regulations, as well as certain securities that track a qualified index.

Under a recent IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a “delta” of one with respect to any U.S. equity. If the terms of a U.S. equity linked security are subject to a "significant modification," the U.S. equity linked security will generally be treated as reissued at the time of the significant modification.

The calculations of “delta” are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the security, i.e., when all material terms have been agreed on, and (ii) the issuance of the security. However, if the time of pricing is more than 14 calendar days before the issuance of the security, the calculation date is the date of the issuance of the security. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the issuance of the security. As a result, a Non-U.S. Holder should acquire such a security only if it is willing to accept the risk that the security is treated as subject to withholding.

The amount of a “dividend equivalent” is equal to, for a “simple” contract, the product of (a) the per-share dividend amount, (b) the number of shares of the underlying U.S. equity referenced in the U.S. equity linked security and (c) the delta, and, for a “complex” contract, the product of (a) the per-share dividend amount and (b) the initial hedge.

The dividend equivalent amount will be determined on the earlier of (a) the record date of the dividend and (b) the day prior to the ex-dividend date. The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If a U.S. equity linked security is subject to withholding in respect of dividend equivalents, withholding will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the relevant U.S. equity linked security or upon the date of maturity, lapse or other disposition thereof by the Non-U.S. Holder.

We will determine whether any U.S. equity linked securities are subject to withholding under Section 871(m) by performing the calculations described above. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

The regulations provide that Non-U.S. Holders of a potential Section 871(m) transaction are entitled to receive certain information in respect thereof. The applicable pricing supplement will provide further guidance on how Non-U.S. Holders may obtain such information.

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on the Non-U.S. Holder’s particular circumstances. For example, the application of Section 871(m) may be affected if a Non-U.S. Holder enters into another transaction in connection with the acquisition of a U.S. equity linked security. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the potential application of Section 871(m) to the securities in their particular circumstances

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payment on the notes, units or warrants at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “—Notes—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividends (including dividend equivalents) or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to any payment of U.S.-source FDAP income and, for dispositions after December 31, 2018, any payment of gross proceeds of the disposition (including upon retirement) of the notes. The application of FATCA to units and warrants will be addressed in the applicable pricing supplement where warranted. If withholding applies to the notes, units or warrants, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the notes, units or warrants.

Plan of Distribution (CONFLICTS OF INTEREST)

We are offering the Series F medium-term notes, Series F units and Series F warrants on a continuing basis through Morgan Stanley & Co. LLC (an affiliate of ours) (“MS & Co.”), which we refer to as the “agent.” We may also use other agents that will be named in the applicable pricing supplement. The agent has, or will have, agreed to use reasonable efforts to solicit offers to purchase the securities. We will have the sole right to accept offers to purchase the securities and may reject any offer in whole or in part. The agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of the securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

We may also sell the securities to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. The agent may resell the securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement. The agent may offer the securities it has purchased as principal to other dealers. The agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the agent will receive from us. After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession, discount and other selling terms from time to time.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of the securities on a national securities exchange. The agent may make a market in the securities or, if separable, any other securities of ours included in units, as applicable laws and regulations permit. The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the securities or if separable, any other securities included in any units.

MS & Co. is our wholly-owned subsidiary. The agent will conduct each offering of the securities in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, no agent or dealer that is an affiliate of ours will make sales in an offering of the securities to any discretionary account without the prior written approval of the customer. Following the initial distribution of the securities, the agent may offer and sell those securities or, if separable, any other securities included in any units in the course of its business as a broker-dealer. The agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agent may use this prospectus supplement in connection with any of those transactions. The agent is not obligated to make a market in any of the securities or any other securities included in units and may cease to make a market at any time without notice.

Underwriters, agents and dealers participating in offerings of the securities that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on the securities. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any overallotment option. The agent can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the agent will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The agent may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The agent must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or any other securities in the open market to stabilize the price of the securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of the securities through the agent, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement. Those debt securities may include medium-term notes and units under our Series J and Series K prospectus supplement. We refer to those notes as “Euro medium-term notes” and those units as “Euro units.” The Euro medium-term notes and Euro units may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Euro medium-term notes and Euro units may be offered concurrently with the offering of the securities, on a continuing basis primarily outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International plc, as agent for us. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering.

Series F Notes, Series F Units and Series F Warrants Offered on a Global Basis

If the applicable pricing supplement indicates that any of our Series F medium-term notes, Series F units or Series F warrants will be offered on a global basis, those registered global securities will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

The agent has represented and agreed, and any other agent through which we may offer any Series F medium-term notes, Series F units or Series F warrants on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

With respect to sales in any jurisdictions outside of the United States of such securities offered on a global basis, purchasers of any such securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of the applicable pricing supplement.

Without limitation to the foregoing:

With respect to sales of the securities in Canada, the securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

IMPORTANT – EEA RETAIL INVESTORS – If the pricing supplement in respect of any securities includes a legend entitled “Prohibition of Sales to EEA Retail Investors”, the securities are not intended, from January 1, 2018, to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive (as defined below). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the securities made to persons in the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the securities.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that, in respect of any offer of securities on or after January 1, 2018, unless the pricing supplement in respect of any securities specifies the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, it will not offer, sell or otherwise make available any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the pricing supplement in relation thereto to any retail investor in the EEA. For the purposes of this provision:

(a) the expression "retail investor" means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in the Prospectus Directive; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Prior to January 1, 2018, and from that date if the pricing supplement in respect of any securities specifies “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, in relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to represent and agree, that it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the pricing supplement in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State at any time:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant agent, underwriter or dealer nominated by Morgan Stanley for any such offer; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (i) to (iii) above shall require Morgan Stanley or any agent, underwriter or dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

With respect to securities to be offered or sold in the United Kingdom, the agent has represented and agreed, and each underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities will be required to represent and agree, that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley, and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom.

The communication of this prospectus supplement, the accompanying prospectus and any other documents or materials relating to the issue of securities is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of Section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or within Article 49(2)(A) to (D) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom the securities are only available to, and any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of its or their contents.

Where securities have a maturity of less than one year from their date of issue and either (a) the issue proceeds are received by Morgan Stanley in the United Kingdom or (b) the activity of issuing the securities is carried on from an establishment maintained by Morgan Stanley in the United Kingdom, each such security must: (i)(A) have a minimum redemption value of £100,000 (or its equivalent in other currencies) (B) no part of any such security may be transferred unless the redemption value of that part is not less than £100,000 (or its equivalent in other currencies) and (C) be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses; or (ii) be issued in other circumstances which do not constitute a contravention of Section 19 of the FSMA by Morgan Stanley.

With respect to such securities that have a maturity of less than one year, the agent has represented and agreed, and each underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities will be required to represent and agree, that (1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and (2) it has not offered or sold and will not offer or sell any such securities other than to persons:

(i)  whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(ii) who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended, the “FIEA”). The agent has agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to agree, that the securities may not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Law No. 228 of 1949, as amended)) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any securities will be required to represent and agree, that it will not offer or sell, directly or indirectly, any securities in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the accompanying prospectus or any other offering material relating to the securities, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the French Code Monétaire et Financier.

The contents of this prospectus supplement have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement or any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except (i) where the securities are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) in circumstances which do not result in this prospectus supplement being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) in circumstances which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this prospectus supplement has been delivered by or on behalf of Morgan Stanley, and a subscription for securities will only be accepted from such person. No person to whom a copy of this prospectus supplement is issued may copy, issue or distribute this prospectus supplement to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement, you should obtain independent professional advice.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as amended (the “SFA”) by the Monetary Authority of Singapore and the securities will be offered pursuant to exemptions under the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any securities may not be circulated or distributed, nor may any securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (an “Institutional Investor”)) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA (an “Accredited Investor”)) or other relevant person (as defined in Section 275(2) of the SFA (a “Relevant Person”)) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA. Where securities are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(i) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has subscribed for or acquired the securities except:

(A) to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(B) where no consideration is or will be given for the transfer;

(C) where the transfer is by operation of law;

(D) as specified in Section 276(7) of the SFA; or

(E) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

The securities may not be offered or sold, directly or indirectly, in or from Switzerland except in circumstances that will not result in the offer of the securities being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the securities constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO or a listing prospectus pursuant to the listing rules of SIX Swiss Exchange, and neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland. The securities are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do not benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Legal Matters

The validity of the notes, the units, the warrants and any securities included in the units will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley. Sidley Austin LLP will pass upon some legal matters relating to the notes, units, warrants and any securities included in the units for the agent. Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.